EXHIBIT 10.1

inTEST CORPORATION

2018 EXECUTIVE OFFICER COMPENSATION PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of inTEST Corporation (the “Company”) has approved a compensation plan for its executive officers. The components of this plan include (i) base salary, (ii) short term incentive compensation in the form of a performance based bonus and (iii) long term incentive compensation in the form of equity compensation grants. The executive officers that are eligible to participate in this plan are James Pelrin, President and Chief Executive Officer, and Hugh T. Regan, Jr., Secretary, Treasurer and Chief Financial Officer.

Base Salary

The base salary of each executive officer will be set at the following amounts commencing on January 1, 2018:

James Pelrin	$315,000
Hugh T. Regan, Jr.	$255,000

Short Term Incentive Compensation

Each executive officer will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2018:

Achievement of Financial Goals – 60%

Completion of an Acquisition in 2018 – 15%

Achievement of Adjusted EBITDA of $4.45M for Ambrell for 2018 – 15%

Achievement of SOX 404b compliance with no material weaknesses by December 31, 2018 – 10%

The performance bonus payment target percentages to be used in executive officer’s bonus calculation for 2018 are as follows:

James Pelrin	65%
Hugh T. Regan, Jr.	55%

The amount of the executive officer’s bonus may range from zero (if none of the performance metrics are satisfied) to an amount that may exceed the target performance bonus amounts.

Achievement of Financial Goals

A portion of each executive officer’s performance bonus may be earned based upon the Company’s achievement of net revenue and earnings before income tax amounts as compared to budgeted net revenue and earnings before income tax amounts for 2018. Each executive officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The executive officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (60%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below.  The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company’s actual net revenue for 2018 by (B) its budgeted net revenue for 2018 and (ii) the row that indicates the percentage calculated by dividing (A) the Company’s actual earnings before income tax for 2018 by (B) its budgeted earnings before income tax for 2018.

		Revenue v. Target
		<80%	80%	90%	100%	110%	120%
Earnings b/ income tax	<80%	0%	0%	0%	0%	0%	0%
v. Target	80%	0%	50%	63%	75%	88%	100%
	90%	0%	63%	75%	88%	100%	113%
	100%	0%	75%	88%	100%	113%	125%
	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

With regards to the net revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the earnings before income tax calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, contingent consideration adjustments related to any acquisition earnouts and the impact from any completed acquisitions, shall be excluded from the actual amounts when determining the revenue and earnings before income tax amounts for 2018.

Completion of an Acquisition in 2018

A portion of each executive officer’s performance bonus will be earned based upon the Company’s consummation of an acquisition of a company or assets of a company in 2018. Each executive officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The executive officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (15%).

The acquired company or assets must have generated minimum trailing twelve months revenues of $5,000,000. In addition, the transaction must close in 2018 with the transfer of substantially all assets and/or stock of the target company to the Company completed in 2018. Escrow and earn-out of purchase price amounts is permitted to continue beyond 2018 so long as the transaction is closed in 2018.

Achievement of Adjusted EBITDA of $4.45 million for Ambrell for 2018

A portion of each executive officer’s performance bonus will be earned based upon the Company’s subsidiary Ambrell Corporation achieving Adjusted EBIDTA of at least $4.45 million for 2018. Each executive officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The executive officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (15%).

Adjusted EBITDA is based upon the definition as outlined in the Stock Purchase Agreement for Ambrell dated May 24, 2017.

Achievement of SOX 404b compliance with no material weaknesses by December 31, 2018

A portion of each executive officer’s performance bonus will be earned based upon the achievement of SOX 404b compliance with no material weakness by December 31, 2018. Each executive officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The executive officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (10%).

General

The Committee shall calculate and determine achievement of all components of the short term incentive compensation based on amounts derived from the Company’s audited financial statements. The Committee reserves the right to make subjective determinations and interpretations regarding the impact of unusual circumstances or events on achievement of each performance metric component by the executive officers. All such determinations will apply to all executive officers in the same manner. The Committee shall have final decision making authority regarding all issues related to the short term incentive compensation component of the Plan. The Committee shall finalize the amount of and authorize payment of the bonuses to the executive officers as part of the approval process for the Company’s 2018 audited financial statements. If an executive officer leaves the Company other than for death, disability, or retirement, they will receive no bonus if they are not employed on December 31, 2018.  For executive officers who retire (age plus years of service equal to at least 70), or who die or become disabled, they will be entitled to a pro-rated bonus calculated by multiplying the bonus calculated above by the result obtained by dividing the number of completed months the executive officer is employed in 2018 by twelve. Any bonus payment shall be made on or before March 15, 2019. The Committee shall have such authority to demand the repayment or “claw back” of any amounts paid pursuant to this Plan as needed to comply with all applicable laws and regulations.

Long Term Incentive Compensation

The executive officers shall be entitled to receive equity compensation grants consisting of restricted stock and stock options as follows:

	Shares of Restricted Stock	Options to Purchase Shares of Common Stock
James Pelrin	20,600	60,900
Hugh T. Regan, Jr.	10,900	32,200

All equity compensation shall be awarded to the executive officers as soon as possible in 2018. The Company will grant restricted stock in award agreements in the form attached as Exhibit “A” hereto. All restricted stock awards will vest in equal increments over four years. At the Committee’s discretion, with the advice of the Company’s professional advisors, the Company will grant either non-qualified stock options or incentive stock options in stock option award agreements in the forms attached as Exhibits “B” and “C” hereto. All stock option awards will vest in equal increments over four years and will have an exercise price that is no less than the closing price of the Company’s common stock as listed on the NYSE American on the date of the award.

[Exhibits A, B, and C omitted here.  Our standard forms of Agreements have been previously filed as exhibits to the Company's Form 10-Q for the quarter ended March 31, 2016.]